SCANTEK MEDICAL INC.

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26 MERRY LANE - E. HANOVER, NJ 07936 - TEL#: 201-331-1766, FAX#: 201-331-1821

August 28, 1996

  zsigmond G. Sagi, President
  zigmed, Inc.
  26 Merry Lane
  East Hanover, New Jersey 07936

Dear Mr. Sagi:

      Please consider this revised and amended letter as our purchase order canceling our January 22, 1991. As per our discussion on the revised purchase price, I have signed the Amended Contractual Arrangement dated August 25, 1996. You are to provide all tools, supervision, materials, machinery, etc.
to produce the following automatic machinery:

      One (1) -- Sensor Manufacturing Machine
      One (1) -- Assembly and Packaging Machine

     This machinery is to be produced as per Scantek/Zigmed joint specifications and drawings dated 1-8-91. (Any additional drawings in Scantek position will be forwarded to Zigmed under separate cover).

The machinery is to be produced as per Zigmed proposal #1035 at a price of $1,850,680($US). Delivery of the equipment is 10 to 12 months.

     New terms of payment are as follows:

 1)   100,000 shares of Scantek Common Stock

 2)   10.8% $200,000 of purchase price with this letter.

 3)   40.2%  $743,847 of purchase price at 60% completion of construction
 4)   30.0%  $555,204 of purchase price at completion of construction
 5)   10.0%  $185,068 of purchase price at time of delivery
 6)    9.0%  $166,561 of purchase price 30 days after delivery

     We are looking forward to the completion of this project. The new payment schedule agreed upon should meet your needs and Scantek financial goals.


Sincerely,



Zsigmond L. Sagi
 President